Exhibit 99.2

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN ANY JURISDICTION WHERE ITS PUBLICATION WOULD BE UNLAWFUL

Communication in accordance with article 8, §1 of the Royal Decree of 27 April 2007 on public takeover bids.

CMB signs share purchase agreement to acquire shares in Euronav from Frontline and Famatown – to be followed by a mandatory public takeover bid by CMB on Euronav

Antwerp, 9 October 2023, 8:00 AM – CMB NV (“CMB”) is pleased to announce that it has reached an agreement with Frontline plc (“Frontline”) and Famatown Finance Limited (“Famatown”), the other reference shareholders of Euronav NV (“Euronav”) (NYSE: EURN & Euronext: EURN), for an integrated solution to the current strategic and structural deadlock within Euronav. CMB and its affiliates currently own 22.93% of Euronav’s issued shares. Frontline and Famatown together own 26.12% of Euronav’s issued shares. Euronav owns 8.23% of its issued shares in treasury.

The integrated solution entails (i) the acquisition by CMB of all Euronav shares held by Frontline and Famatown (the “Share Purchase”) in parallel with (ii) the sale of 24 vessels by Euronav to Frontline or an affiliate thereof (the “Vessel Sale”) which is subject to completion of the Share Purchase (together the “Transaction”). In light of this Transaction, the arbitration proceedings between Euronav and Frontline in respect of the combination agreement entered into between them on 10 July 2022 will be terminated. Further information in respect of the Transaction can be found in the announcement made by CMB today, which can be found in this link.

CMB has entered into a share purchase agreement (“SPA”) with Frontline and Famatown (together the “Sellers”) to acquire all of the 57,479,744 Euronav shares (representing 26.12% of Euronav’s issued shares) currently owned by the Sellers for a purchase price of USD 18.43 per share.

The completion of the Share Purchase is subject to merger control approvals and approval by Euronav’s shareholders’ meeting of the conditionality of the Vessel Sale on the completion of the Share Purchase in accordance with Article 7:151 of the Belgian Code of companies and associations.

Following completion of the Share Purchase expected in Q4 2023, CMB will launch a mandatory public takeover bid on the remaining shares in Euronav that are not already owned by CMB or its affiliates, in accordance with the provisions of Articles 49 and following of the Belgian Royal Decree of 27 April 2007 on public takeover bids (the “Mandatory Bid”).

The price of the Mandatory Bid will be USD 18.43 per share, reduced on a dollar-for-dollar basis by the gross amount per share of any future distributions by Euronav to its shareholders with an ex-dividend date prior to the settlement date of the Mandatory Bid. The bid price will be paid in cash.

As CMB intends to maintain Euronav’s listing on Euronext Brussels and the New York Stock Exchange, it has no intention to launch a squeeze-out bid following the closing of the Mandatory Bid.

Given Euronav’s listing on Euronext Brussels and the New York Stock Exchange, the takeover bid by CMB will be comprised of two concurrent offers (i.e., a dual offer), structured as (i) a U.S. offer on Euronav shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended), conducted in accordance with applicable U.S. federal securities laws, and (ii) a Belgian offer on Euronav shares held by holders wherever located, conducted in accordance with applicable Belgian law.

This announcement does not constitute a formal notification of a public takeover bid within the meaning of the Belgian Law of 1 April 2007 on public takeover bids and the Belgian Royal Decree of 27 April 2007 on public takeover bids. If the Share Purchase is completed and CMB becomes obliged to launch the Mandatory Bid, full details thereof will be included in the prospectus to be filed with the Belgian Financial Services and Markets Authority. In the event that the Share Purchase is not completed and the Mandatory Bid is not triggered, CMB will issue a further press release to that effect.

About CMB

CMB (Compagnie Maritime Belge) is a diversified shipping and cleantech group based in Antwerp, Belgium. CMB owns and operates 150 vessels in dry bulk (Bocimar), containers (Delphis), chemicals (Bochem) and offshore wind (Windcat). CMB is also active in cleantech (CMB.TECH) and real estate (MCA Facilities, Maritime Campus Antwerp). CMB has offices in Japan, Namibia, Singapore, China, Germany, UK and The Netherlands.

More information can be found at www.cmb.be.

About Euronav

Founded in 1995, Euronav is a leading independent tanker company engaged in the ocean transportation and storage of crude oil. Euronav, incorporated in Belgium, is headquartered in Antwerp and has offices throughout Europe and Asia. Euronav is listed on Euronext Brussels and on the NYSE under the symbol ‘EURN’.

More information can be found at www.euronav.com.

Disclaimer

This notice is also published in Dutch. If ambiguities should arise from the different language versions, the Dutch version will prevail.

This notice does not constitute a bid to purchase securities of Euronav nor a solicitation by anyone in any jurisdiction in respect thereof. If a bid to purchase securities of Euronav through a public takeover bid is proceeded with, such bid will and can only be made on the basis of a prospectus approved by the FSMA. No action has been taken to enable a public takeover bid in any jurisdiction and no such actions will be taken before the Share Purchase is completed. Neither this notice nor any other information in respect of the matters contained herein may be supplied in any jurisdiction where a registration, qualification or any other obligation is in force or would be with regard to the content hereof or thereof. Any failure to comply with these restrictions may constitute a violation of the financial laws and regulations in such jurisdictions. CMB and its affiliates explicitly decline any liability for breach of these restrictions by any person.

Additional Information for U.S. Investors and Where to Find It

The tender offer referred to in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Euronav or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the U.S. Securities and Exchange Commission (the “SEC”) by CMB, and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Euronav. The offer to purchase all the issued and outstanding ordinary shares of Euronav not already owned by CMB and its affiliates will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the tender offer statement on Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. U.S. SHAREHOLDERS OF EURONAV ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES. U.S. Shareholders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing such requests to the Information Agent for the tender offer that will be named in the tender offer statement on Schedule TO.

Forward-Looking Statements

This press release contains forward-looking statements related to CMB’s share purchase and the proposed tender offer for ordinary shares of Euronav, including statements regarding the structure of the proposed tender offer and the continued listing of Euronav’s shares after completion of the tender offer. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “would” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based on CMB’s expectations as of the date they were first made and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, among others, the outcome and timing of regulatory reviews and shareholder approval, and the termination of the arbitration proceedings and the timing of the launch of the tender offer. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Unless as otherwise stated or required by applicable law, CMB undertakes no obligation and does not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise.